Progress Energy CEO Robert McGehee dies following stroke

Board of directors will meet Oct. 12 to implement succession plan

RALEIGH, N.C. (Oct. 9, 2007) – Robert B. McGehee, chairman and chief executive officer of Progress Energy (NYSE: PGN), died today after suffering a stroke Sunday, Oct. 7, while on company business in London.

“Bob McGehee’s life and his tenure as our company’s CEO and chairman have been cut painfully short, but the list of his contributions to Progress Energy, its customers, employees and shareholders was long and outstanding,” said John Mullin III, lead director who is serving as interim chairman of the board of directors. “Bob was a rare person who combined vision and strength of character with a humble and generous spirit. Under Bob’s leadership, the company has shaped a new strategic direction, while maintaining its tradition of operational excellence. We are all deeply saddened by his loss but are committed to sustaining the positive momentum that Bob created.”

Last month, Progress Energy’s board of directors reviewed and approved an executive succession plan in anticipation of McGehee’s retirement, which was expected to occur as early as next spring. The board will meet Friday, Oct. 12, to take steps to implement that plan.

The company will provide an update at the conclusion of that meeting.

McGehee, 64, was among a group of Progress Energy executives in London to meet with investors. He underwent surgery Sunday at Charing Cross Hospital, a leading neurosurgery center, but did not regain consciousness.

In accordance with the company’s bylaws, President and Chief Operating Officer William D. Johnson has assumed the CEO’s duties in McGehee’s absence.

McGehee came to Progress Energy predecessor Carolina Power & Light in 1997 as senior vice president and general counsel. He held a number of executive positions with the company, including president and chief operating officer from 2002 to 2004. He was named CEO in March 2004 and chairman of the board in May 2004.

Before joining Progress Energy, McGehee was chairman of the board of Wise Carter Child & Caraway, a law firm in Jackson, Miss. In that role, he provided legal work for Entergy Corporation, CP&L and the former Houston Lighting & Power Co., among a number of other utility clients. During the 1990s, he also provided significant counsel to U.S. companies on reorganizations, business growth initiatives, preparing for deregulation and other industry changes.

McGehee earned a bachelor of science degree from the United States Naval Academy in Annapolis, Md., in 1966 and a law degree from the University of Texas School of Law in 1973. McGehee also was a graduate of the Nuclear Power School and Submarine School.

He served as a lieutenant in the U.S. Navy on the USS John Marshall (SSBN611), a nuclear submarine, in various engineering positions.

Among numerous professional and civic organizations, McGehee had served as vice chairman of the Atomic Energy Committee of the Public Utility and the Communications and Transportation Law Section of the American Bar Association. He also served on the boards of directors of the U.S. Chamber of Commerce, the Institute of Nuclear Power Operators, the World Association of Nuclear Operators’ (WANO) Atlanta Center, the Nuclear Energy Institute and the Edison Electric Institute. He was also a member of the Florida Council of 100.

He is survived by his wife, Jolene; his father; one brother; four children; and two grandchildren.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, involve assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $10 billion in annual revenues. The company includes two major utilities that serve more than 3.1 million customers in the Carolinas and Florida. Progress Energy is the 2006 recipient of the Edison Electric Institute’s Edison Award, the industry’s highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder’s Award for customer service. Progress Energy serves two fast-growing areas of the country, and the company is pursuing a balanced approach to meeting the future energy needs of the region. That balance includes increased energy efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.